UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 1, 2009

PROFESSIONAL VETERINARY PRODUCTS, LTD.
(Exact name of registrant as specified in its charter)

Nebraska (State or other jurisdiction of incorporation)	000-26326 (Commission File Number)	37-1119387 (IRS Employer Identification No.)

10077 South 134th Street Omaha, NE (Address of principal executive offices)	68138 (Zip Code)
(402) 331-4440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Professional Veterinary Products, Ltd. (the “Company”) previously announced the departure of Neal Soderquist, the Company’s Executive Vice President and Chief Financial Officer. His employment with the Company ended on April 10, 2009. In connection with the end of his employment, the Company and Mr. Soderquist entered into a Severance Agreement (the “Severance Agreement”) on April 1, 2009, which became effective on April 9, 2009 (the “Effective Date”). Pursuant to the terms of the Severance Agreement, Mr. Soderquist will receive the following payments from the Company: (i) payment of his salary, less applicable withholdings, in effect on the Effective Date for a period of forty-eight weeks; (ii) payment of his medical, vision and dental insurance premiums at the same rate as existing employees for a period of forty-eight weeks; provided, that Mr. Soderquist elects continued coverage under the Company’s employee health insurance plan pursuant to COBRA; and (iii) payment of a maximum of $6,500 for outplacement services through a provider selected by Mr. Soderquist.
     In consideration for the payments to be received by Mr. Soderquist under the Severance Agreement, Mr. Soderquist agreed (i) to release any and all claims that he has or may have as of the Effective Date against the Company, (ii) to cooperate with the Company with respect to the defense of any matter of which Mr. Soderquist has knowledge as a result of his employment with the Company, (iii) to certain confidentiality and non-disparagement obligations, and (iv) not to solicit for employment any current employee of the Company with whom Mr. Soderquist worked and had personal contact while employed by the Company, subject to certain exceptions.
     The foregoing description of the Severance Agreement is qualified in its entirety by reference to the complete terms and conditions of the Severance Agreement. The Severance Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
Date: April 14, 2009	By:	/s/ Stephen J. Price
Stephen J. Price, President and CEO